UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2022
WEAVE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40998	26-3302902
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 W Powell Way Lehi, Utah	84043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 579-5668
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	WEAV	New York Stock Exchange

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer. On September 30, 2022, Weave Communications, Inc. (the “Company”) announced the appointment of Brett White as its Chief Executive Officer. Mr. White, age 59, had been serving as the Company’s interim Chief Executive Officer since August 15, 2022 and as its President and Chief Operating Officer since April 25, 2022. Mr. White has served as a member of the Company’s Board of Directors since July 2020. Mr. White served as the Chief Financial Officer for Mindbody, Inc. from July 2013 to December 2021 and also as its Chief Operating Officer from 2016 to 2020. Mr. White also serves as a member of the board of directors of Inspired Flight Technologies since January 2022 and as a member of the Dean Advisory Council and has served as an Entrepreneur in Residence for the Orfalea College of Business, California Polytechnic State University since April 2018. Mr. White holds a B.A. degree in Business Economics with honors and an Accounting emphasis from the University of California, Santa Barbara.
There are no arrangements or understandings between Mr. White and any other persons pursuant to which he was appointed as Chief Executive Officer, no family relationships among any of the Company’s directors or executive officers and Mr. White and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Employment Agreement. On September 30, 2022, the Company amended and restated its employment agreement (the “Agreement”) with Mr. White. Pursuant to the Agreement, Mr. White will receive an initial base salary of $450,000 and beginning with calendar year 2023, will be eligible to receive an annual cash incentive bonus based on the achievement by Mr. White and/or the Company of certain performance goals, with a target bonus percentage of up to 100% of his annual base salary. For calendar year 2022, his annual cash incentive bonus will not be prorated and will be based on a target amount of $357,125 and he will receive no less than 90% of the target amount regardless of his or the Company’s achievement of the performance goals. Mr. White will also receive a one-time restricted stock unit grant covering 633,663 shares of the Company’s common stock (the “RSU Award”), subject to a three-year vesting schedule in which (i) one-third (1/3) of the shares subject to the RSU Award will vest on August 15, 2023 and one-twelfth (1/12) of the shares will vest on each quarterly anniversary thereafter, subject to Mr. White continuing to provide services to the Company through the relevant vesting dates.
The Agreement also provides Mr. White with certain termination benefits. Consistent with the terms of his pre-existing employment agreement with the Company, in the event of a termination without cause or resignation for good reason, as such term is defined in the Agreement, outside of the “change in control protection period” (as defined below), Mr. White will receive all accrued benefits earned pursuant to the Agreement and under any other Company-provided plans, policies and arrangements, a severance payment equal to 12 months base salary, reimbursement for Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) premiums for up to 12 months, and, if such termination without cause or resignation for good reason should occur within the first anniversary of the Effective Date, acceleration of up to 379,396 shares subject to the restricted stock units granted to Mr. White in connection with his appointment as the Company’s President and Chief Operating Officer, in accordance with the acceleration schedule set forth in Schedule A of the Agreement. The change in control protection period is defined as the period beginning three months prior to and ending 12 months immediately following the consummation of a Change in Control, as such term is defined in the Company’s 2021 Equity Incentive Plan. In the event of a termination without cause or resignation for good reason, as such term is defined in the Agreement, within the change in control protection period, Mr. White will receive all accrued benefits earned pursuant to the Agreement and under any other Company-provided plans, policies and arrangements, a severance payment equal to 18 months base salary, a pro-rated cash bonus equal to the cash bonus he would have received based on performance at 100% of target, reimbursement for COBRA premiums for up to 18 months, and 100% acceleration of all unvested and outstanding time-based equity awards.
The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated September 30, 2022, by and between Brett White and the Registrant

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEAVE COMMUNICATIONS, INC.

Date:	October 04, 2022

By:	/s/ Alan Taylor

Name:	Alan Taylor
Title:	Chief Financial Officer